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[LOGO] Boole & Babbage                                                 NEWS
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FOR IMMEDIATE RELEASE


Contact:  Arthur F. Knapp, Jr., CFO               Shelly Gordon
          Boole & Babbage, Inc.                   Boole & Babbage, Inc.
          (408) 526-3333                          (408) 526-3430
          aknapp@boole.com                        sgordon@boole.com
                                                  http://www.boole.com


        BOOLE & BABBAGE COMPLETES ACQUISITION OF MAXM SYSTEMS

SAN JOSE, Calif. -- January 16, 1997 -- Boole & Babbage, Inc. (NASDAQ: BOOL), today announced that it has completed the acquisition of MAXM Systems Corporation, a $20 million supplier of event management software for distributed systems. The terms of the acquisition call for the issuance of up to 1,137,930 shares of Boole & Babbage common stock currently valued at approximately $25 million. As a result of this acquisition, Boole & Babbage expects to take a one-time charge against its earnings during the fiscal quarter ending March 31, 1997.

According to Paul Newton, Boole & Babbage President and CEO, "With the completion of the acquisition and our newly combined resources, technology and an outstanding roster of blue chip customers Boole & Babbage is strengthening its position as a leader in the fast-growing Event and Availability Management market, projected to grow beyond $400 million by 1997."

The Company also announced that it has rescinded its previously announced stock repurchase program in order to preserve the pooling-of-interests accounting treatment for this acquisition.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING TIMELY DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS, THE IMPACT OF COMPETITIVE PRODUCTS PARTICULARLY FROM LARGER COMPANIES WITH MORE RESOURCES, AND WORLDWIDE ECONOMIC CONDITIONS AS THEY AFFECT THE SPENDING INTENTIONS OF THE COMPANY'S CUSTOMERS, AS WELL AS THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-K FOR FISCAL 1995 AS WELL AS THE MOST RECENTLY FILED FORM 10-Q.

                                -more-

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BOOLE & BABBAGE COMPLETE ACQUISITION OF MAXM SYSTEMS...2 OF 2

Boole & Babbage is the leader in Enterprise Automation software for distributed systems. The Company is committed to supporting open systems and the growing client/server market to help IS organizations increase enterprisewide availability and reduce costs. Boole & Babbage maintains strategic alliances with other industry leaders to ensure its customers the most powerful, efficient solutions. Founded in 1967, Boole & Babbage sells more than 40 products in North America, Europe, Asia, Japan, Australia and Latin America.

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